Exhibit 99.2

lynda.com, Inc.

Consolidated Financial Statements

December 31, 2014, 2013 and 2012

lynda.com, Inc.

Index

December 31, 2014, 2013 and 2012

Page(s)

Independent Auditor’s Report	1

Consolidated Financial Statements

Balance Sheets	2

Statements of Operations and Comprehensive Loss	3

Statements of Redeemable Convertible Preferred Stock and Shareholders’ Deficit	4

Statements of Cash Flows	5

Notes to Financial Statements	6–32

Independent Auditor’s Report

To the Board of Directors of lynda.com, Inc.

We have audited the accompanying consolidated financial statements of lynda.com, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and shareholders’ deficit and cash flows for each of the three years in the period ended December 31, 2014.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of lynda.com, Inc. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
May 12, 2015

lynda.com, Inc.

Consolidated Balance Sheets

December 31, 2014 and 2013

	2014	2013

Assets
Current assets
Cash	$135,050,000	$46,496,000
Restricted cash	—	476,000
Accounts receivable, net	12,655,000	4,244,000
Prepaid expenses and other current assets	3,207,000	2,648,000
Assets held for sale, net	—	8,175,000
Deferred tax assets	4,092,000	1,410,000
Total current assets	155,004,000	63,449,000

Property and equipment, net	15,924,000	19,085,000
Capitalized production costs, net	10,139,000	8,614,000
Intangible assets, net	6,400,000	6,572,000
Goodwill	7,372,000	6,841,000
Other assets	391,000	302,000
Total assets	$195,230,000	$104,863,000

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Deficit
Current liabilities
Accounts payable	$2,390,000	$1,189,000
Accrued expenses and other current liabilities	20,081,000	17,277,000
Deferred revenue	63,340,000	44,661,000
Debt	—	5,457,000
Deferred rent	371,000	352,000
Capital lease obligations	—	484,000
Total current liabilities	86,182,000	69,420,000

Deferred revenue, less current portion	5,864,000	5,310,000
Deferred tax liabilities	4,090,000	1,347,000
Deferred rent, less current portion	902,000	1,087,000
Other liabilities	432,000	212,000
Total liabilities	97,470,000	77,376,000

Commitments and contingencies (Note 8)
Redeemable convertible preferred stock
Series A, $0.001 par value; 37,248,564 shares authorized, issued and outstanding at December 31, 2014 and December 31, 2013, respectively	102,705,000	102,621,000
Series B, $0.001 par value; 39,157,896 shares authorized, issued and outstanding at December 31, 2014 and no shares authorized, issued and outstanding at December 31, 2013	180,538,000	—
Total redeemable convertible preferred stock	283,243,000	102,621,000

Shareholders’ deficit
Common stock, $0.001 par value; 175,000,000 shares authorized, 68,364,377 shares issued and outstanding at December 31, 2014 and; $0.001 par value; 165,000,000 shares authorized, 89,684,514 shares issued and outstanding at December 31, 2013	69,000	90,000
Additional paid-in capital	—	3,800,000
Accumulated deficit	(184,992,000)	(79,675,000)
Accumulated other comprehensive (loss) income	(743,000)	219,000
Total controlling interests	(185,666,000)	(75,566,000)

Noncontrolling interests	183,000	432,000
Total shareholders’ deficit	(185,483,000)	(75,134,000)
Total liabilities and shareholders’ deficit	$195,230,000	$104,863,000

The accompanying notes are an integral part of these consolidated financial statements.

lynda.com, Inc.

Consolidated Statements of Operations and Comprehensive Loss

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012

Revenues	$153,052,000	$120,980,000	$90,505,000

Costs and operating expenses
Costs of revenues	30,552,000	26,048,000	18,506,000
Technology and development	28,323,000	22,919,000	20,548,000
Sales and marketing	47,384,000	33,865,000	23,941,000
General and administrative	105,732,000	40,894,000	79,211,000
Impairment of assets held for sale	—	864,000	—
Total costs and operating expenses	211,991,000	124,590,000	142,206,000
Loss from operations	(58,939,000)	(3,610,000)	(51,701,000)

Interest income	61,000	69,000	36,000
Interest expense	(283,000)	(490,000)	(454,000)
Other income (expense), net	135,000	(61,000)	(17,000)
Loss before income tax provision (benefit)	(59,026,000)	(4,092,000)	(52,136,000)

Income tax provision (benefit)	3,469,000	(17,000)	(94,000)
Net loss	(62,495,000)	(4,075,000)	(52,042,000)

Net income attributable to noncontrolling interests	(333,000)	(261,000)	(430,000)
Net loss attributable to controlling interests	$(62,828,000)	$(4,336,000)	$(52,472,000)

Comprehensive loss
Net loss	$(62,495,000)	$(4,075,000)	$(52,042,000)
Foreign currency translation adjustments	(962,000)	217,000	3,000
Comprehensive loss	(63,457,000)	(3,858,000)	(52,039,000)

Net income attributable to noncontrolling interests	(333,000)	(261,000)	(430,000)
Comprehensive loss attributable to controlling interests	$(63,790,000)	$(4,119,000)	$(52,469,000)

The accompanying notes are an integral part of these consolidated financial statements.

lynda.com, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Shareholders’ Deficit

Years Ended December 31, 2014, 2013 and 2012

	Redeemable Convertible Preferred Stock
					Total
					Redeemable
					Convertible					Accumulated	Retained
					Preferred			Additional		Other	Earnings/		Total
	Series A		Series B		Stock	Common Stock		Paid-in	Notes	Comprehensive	Accumulated	Noncontrolling	Shareholders’
	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Capital	Receivable	(Loss) Income	(Deficit)	Interests	Deficit

Balances at December 31, 2011	—	$—	—	$—	$—	108,326,364	$—	$1,765,000	$—	$(1,000)	$7,595,000	$481,000	$9,840,000

Issuance of common stock upon exercise of options	—	—	—	—	—	4,022,064	—	668,000	(668,000)	—	—	—	—
Repurchase of common stock related to equity restructuring	—	—	—	—	—	(26,403,753)	—	(48,497,000)	668,000	—	(24,544,000)	—	(72,373,000)
Share-based compensation expense	—	—	—	—	—	—	—	46,094,000	—	—	—	—	46,094,000
Issuance of Series A preferred stock, net of offering costs	37,248,564	102,538,000	—	—	102,538,000	—	—	—	—	—	—	—	—
Change from S-Corporation to C-Corporation	—	—	—	—	—	—	86,000	(30,000)	—	—	(56,000)	—	—
Distributions to shareholders	—	—	—	—	—	—	—	—	—	—	(5,862,000)		(5,862,000)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(627,000)	(627,000)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	3,000	—	—	3,000
Net (loss) income	—	—	—	—	—	—	—	—	—	—	(52,472,000)	430,000	(52,042,000)

Balances at December 31, 2012	37,248,564	102,538,000	—	—	102,538,000	85,944,675	86,000	—	—	2,000	(75,339,000)	284,000	(74,967,000)

Accretion of the preferred stock issuance costs	—	83,000	—	—	83,000	—	—	(83,000)	—	—	—	—	(83,000)
Issuance of common stock upon exercise of options	—	—	—	—	—	2,221,839	2,000	569,000	—	—	—	—	571,000
Issuance of common stock related to acquisition	—	—	—	—	—	1,518,000	2,000	1,334,000	—	—	—	—	1,336,000
Share-based compensation expense	—	—	—	—	—	—		1,980,000	—	—	—	—	1,980,000
Distributions to noncontrolling interests	—	—	—	—	—	—		—	—	—	—	(113,000)	(113,000)
Foreign currency translation adjustment	—	—	—	—	—	—		—	—	217,000	—	—	217,000
Net (loss) income	—	—	—	—	—	—		—	—	—	(4,336,000)	261,000	(4,075,000)

Balances at December 31, 2013	37,248,564	102,621,000	—	—	102,621,000	89,684,514	90,000	3,800,000	—	219,000	(79,675,000)	432,000	(75,134,000)

Accretion of the preferred stock issuance costs	—	84,000	—	77,000	161,000	—	—	(161,000)	—	—	—	—	(161,000)
Issuance of common stock upon exercise of options	—	—	—	—	—	3,104,317	3,000	1,314,000	(580,000)	—	—	—	737,000
Repurchase of common stock related to equity restructuring	—	—	—	—	—	(24,424,454)	(24,000)	(73,503,000)	580,000	—	(42,489,000)	—	(115,436,000)
Share-based compensation expense	—	—	—	—	—	—	—	66,961,000	—	—	—	—	66,961,000
Excess tax benefits from share-based compensation	—	—	—	—	—	—	—	1,589,000	—	—	—	—	1,589,000
Issuance of Series B preferred stock, net of offering costs	—	—	39,157,896	180,461,000	180,461,000	—	—	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(582,000)	(582,000)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(962,000)	—	—	(962,000)
Net (loss) income	—	—	—	—	—	—	—	—	—	—	(62,828,000)	333,000	(62,495,000)

Balances at December 31, 2014	37,248,564	$102,705,000	39,157,896	$180,538,000	$283,243,000	68,364,377	$69,000	$—	$—	$(743,000)	$(184,992,000)	$183,000	$(185,483,000)

The accompanying notes are an integral part of these consolidated financial statements.

lynda.com, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012

Cash flows from operating activities
Net loss	$(62,495,000)	$(4,075,000)	$(52,042,000)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation expense	6,479,000	6,407,000	4,754,000
Amortization expense	10,514,000	8,732,000	7,461,000
Share-based compensation	66,961,000	1,980,000	46,094,000
Excess tax benefits from share-based compensation	(1,589,000)	—	—
Impairment of assets held for sale	—	864,000	—
Change in fair value of interest rate swaps	(14,000)	(194,000)	(30,000)
Deferred income taxes	92,000	(443,000)	(150,000)
Loss on disposal of fixed assets	58,000	45,000	67,000
Impairment of capitalized production costs	70,000	220,000	244,000
Change in operating assets and liabilities
Accounts receivable	(8,523,000)	(2,333,000)	(178,000)
Prepaid expenses and other current assets	(564,000)	(447,000)	(462,000)
Other assets	(88,000)	10,000	19,000
Accounts payable	1,219,000	(781,000)	293,000
Deferred revenue	19,630,000	15,057,000	12,003,000
Deferred rent	(166,000)	(207,000)	1,106,000
Accrued expenses and other current liabilities	4,551,000	3,285,000	3,479,000
Other liabilities	357,000	(207,000)	(18,000)
Net cash provided by operating activities	36,492,000	27,913,000	22,640,000

Cash flows from investing activities
Change in restricted cash	476,000	251,000	(1,000)
Capitalized production costs	(8,645,000)	(7,703,000)	(4,996,000)
Capitalized software development costs	(1,523,000)	(3,150,000)	(2,460,000)
Proceeds from sale of assets held for sale	8,175,000	—	—
Purchases of property and equipment	(3,117,000)	(2,203,000)	(10,508,000)
Purchases of intangible assets	(408,000)	(23,000)	—
Acquisition of business, net of cash acquired	(3,000,000)	(5,363,000)	—
Net cash used in investing activities	(8,042,000)	(18,191,000)	(17,965,000)

Cash flows from financing activities
Proceeds from debt	—	—	1,500,000
Payments of capital lease obligations	(484,000)	(714,000)	(874,000)
Payment of holdback liability related to acquisition of business	(500,000)	—	—
Payments of debt	(5,457,000)	(583,000)	(2,374,000)
Settlement of interest rate swap agreements	(367,000)	—	—
Proceeds from exercise of stock options	737,000	571,000	—
Proceeds from issuance of preferred stock, net	180,779,000	—	102,538,000
Repurchase of common stock	(115,436,000)	—	(72,373,000)
Excess tax benefits from share-based compensation	1,589,000	—	—
Distributions to shareholders	—	—	(5,862,000)
Distributions to noncontrolling interests	(582,000)	(113,000)	(431,000)
Net cash provided by (used in) financing activities	60,279,000	(839,000)	22,124,000

Effect of exchange rate changes on cash	(175,000)	(23,000)	3,000
Net increase in cash	88,554,000	8,860,000	26,802,000

Cash
Beginning of year	46,496,000	37,636,000	10,834,000
End of year	$135,050,000	$46,496,000	$37,636,000

Supplemental disclosure
Cash paid for interest	$132,000	$390,000	$431,000
Cash paid for taxes	212,000	408,000	77,000

Noncash, investing and financing activities
Exercise of common stock option for issuance of notes receivable	$580,000	$—	$668,000
Exchange of notes receivable for repurchase of stock	580,000	—	668,000
Distributions to founders	—	—	196,000
Property and equipment in accounts payable and accrued expenses	266,000	332,000	727,000
Stock issued for acquisition of business	—	1,336,000	—
Holdback liability related to acquisition of business	—	500,000	—
Accretion of preferred stock issuance costs	161,000	83,000	—
Preferred Series B issuance costs in accrued expenses	318,000	—	—

The accompanying notes are an integral part of these consolidated financial statements.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

1.         Organization, Basis of Presentation, and Principles of Consolidation

Description of the Organization and Nature of Operations

lynda.com was initially formed as a limited liability company on October 31, 1997, under the laws of the State of California.  lynda.com, Inc. (“LDC”) subsequently incorporated on January 14, 2000, under the laws of the State of California and upon incorporation elected S-Corporation status.  On December 18, 2012, LDC reincorporated under the laws of the State of Delaware as a C-Corporation.  LDC’s main production facilities and its corporate offices are located in Carpinteria, California.  The Company also has wholly owned subsidiaries in Austria (“Video2Brain”), the United Kingdom (“LDC UK”), and Australia (“LDC AUS”).  The Company also consolidates two variable interest entities (“VIEs”), LWBH Holdings, LLC (“LWBH”) and Mission Education Holdings, LLC (“MEH”), as LDC is the primary beneficiary of the VIEs.

LDC is an online learning company that provides its subscribers access to a library of video tutorials in the areas of 3D, audio, business, design, developer, photography, video and web.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America.

On June 29, 2012, LDC effected a 4-for-1 stock split.  The effects of that stock split are reflected within these financial statements for all periods presented.

On July 25, 2013, LDC effected a 3-for-1 stock split.  The effects of that stock split are reflected within these financial statements for all periods presented.

Out-of-Period Adjustment

During the year ended December 31, 2014, the Company recorded an out-of-period adjustment related to income taxes that increased income tax provision, net loss and comprehensive loss by $1,622,000.  The impact of this out-of-period adjustment is not considered material to the current or any prior annual periods.

Reclassifications

Certain prior period amounts have been reclassified to conform to current year presentation.

Principles of Consolidation

The consolidated financial statements include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which the Company exercises control, and when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary.  All significant intercompany transactions and balances have been eliminated in consolidation.

2.         Summary of Significant Accounting Policies

This summary of significant accounting policies of lynda.com, Inc., its wholly owned subsidiaries and consolidated VIEs (collectively, the “Company”), is presented to assist in understanding the Company’s consolidated financial statements.  The consolidated financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity.  These accounting policies have been consistently applied in the preparation of the consolidated financial statements.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Foreign Currency Translation

One of the Company’s foreign subsidiaries, Video2Brain, operates with the functional currency as its local currency and is translated into U.S. Dollars in consolidation for reporting purposes.  Assets and liabilities are translated into U.S. Dollars using the period-end exchange rates, and revenue and expenses are translated into U.S. Dollars using average exchange rates for the period.  The effects of foreign currency translation adjustments are included as a component of comprehensive (loss) income in the accompanying Consolidated Statements of Redeemable Convertible Preferred Stock and Shareholders’ Deficit.

Two foreign subsidiaries, LDC UK and LDC AUS, operate in their local currency, and their functional currency is the U.S. Dollar.  Monetary assets and liabilities of these two foreign subsidiaries are translated into U.S. Dollars using the period-end exchange rates, and revenue and expenses are translated into U.S. Dollars using average exchange rates for the period.  Nonmonetary assets and liabilities are translated into U.S. Dollars at historical rates.  The effects of foreign currency translation adjustments are included in other expense in the accompanying Consolidated Statements of Operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  Significant estimates include revenue recognition, determination of the fair value of share-based awards, valuation of common stock, income taxes, collectability of accounts receivable, carrying value and useful lives of property and equipment and intangible assets, determination of the fair value of derivatives, valuation of acquired intangibles and valuation of certain accrued expenses.  By their nature, estimates are subject to an inherent degree of uncertainty and actual results could differ from those estimates.

Business Combinations

The results of businesses acquired in a business combination are included in the Company’s consolidated financial statements from the date of the acquisition.  Purchase accounting results in assets and liabilities of an acquired business being recorded at their estimated fair values on the acquisition date.  Any excess consideration over the fair value of assets acquired and liabilities assumed is recognized as goodwill.

The Company performs valuations of assets acquired and liabilities assumed for an acquisition and allocates the purchase price to its respective net tangible and intangible assets.  Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies.  The Company engages the assistance of valuation specialists in concluding on fair value measurements in connection with determining fair values of assets acquired and liabilities assumed in a business combination.

Transaction costs associated with business combinations are expensed as incurred, and are included in general and administrative expenses in the Consolidated Statements of Operations.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Restricted Cash

The Company had no restricted cash at December 31, 2014.  The Company’s restricted cash balance of $476,000 at December 31, 2013 represents cash collateralizing a letter of credit agreement.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include accounts receivable and accounts payable, approximate their fair values due to their short-term maturities.  Based on borrowing rates currently available to the Company for notes payable with similar terms, the carrying value of debt approximates fair value.

Derivative Financial Instruments

The Company entered into interest rate swap agreements to manage cash flow exposure under its credit facilities and accounts for them in accordance with Accounting Standards Codification (“ASC”) 815, Accounting for Derivative Instruments and Hedging Activities.  The interest rate swap agreements do not qualify as hedges under ASC 815, therefore they are accounted for in accordance with ASC 820, Fair Value Measurements.  The Company recognizes its interest rate swaps as an asset or liability in the balance sheet at fair value, if material.  A change, if any, in the market value is recognized as a gain or loss in the period of the change and is recorded as part of interest expense in the Consolidated Statements of Operations.  During 2014, the interest rate swaps were settled.  At time of settlement, the fair value of the associated liabilities was $367,000, resulting in a decrease in interest expense of $14,000 for the year ended December 31, 2014.  As of December 31, 2013, the fair values of the interest rate swaps were $381,000 which are recorded in other liabilities on the Consolidated Balance Sheets.  For the years ended December 31, 2014, 2013 and 2012, the change in fair value resulted in a decrease in interest expense of $14,000, $194,000 and $30,000, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable.  The Company maintains separate cash accounts in a small number of financial institutions.  At times, cash accounts may exceed Federal Deposit Insurance Corporation (“FDIC”) limits.  The Company has not experienced any losses in such accounts.  Management believes that the financial institutions that hold the Company’s cash are financially sound and, accordingly, minimal risk exists with respect to cash.

The Company grants credit terms in the normal course of business to certain customers.  The Company regularly monitors collections and payments from customers and maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments.  Estimated losses are based on historical experience and any specific customer collection issues identified.  Bad debts have been minimal.  The Company does not normally require collateral or other security to support credit sales.  No customer accounted for more than 10% of the Company’s revenues or accounts receivable balance for any periods presented.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an allowance for doubtful accounts.  The allowance is established through a provision for bad debt expense (recovery) which is recorded in general and administrative expense.  The Company determines the adequacy of this allowance by evaluating individual customer accounts receivable balances, through consideration of the customer’s financial condition, credit history and current economic conditions.  The Company had an allowance of approximately $1,000 at both December 31, 2014 and 2013.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally two to seven years, with the exception of buildings which have forty year estimated useful lives.  The Company leases equipment under capital lease arrangements.  The assets and liabilities under capital lease are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the asset under lease.  Assets under capital lease are depreciated using the straight-line method over the lesser of the estimated useful life of the asset or the term of the lease.

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life.  Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.  Upon retirement or sale, the cost and related accumulated depreciation are removed from the Consolidated Balance Sheets and the resulting gain or loss is reflected in the Consolidated Statements of Operations.

Capitalized Production Costs

The Company capitalizes development costs or costs incurred for developing its online content prior to the availability of the product for general release to customers in accordance with ASC 926-20, Film Costs.  Capitalized costs include (1) external direct costs of materials and services consumed in developing or obtaining the product, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the content development, and (3) other operating costs incurred, when material, while developing the products.  Once the product is completed and put into service, capitalized costs are amortized and recorded in cost of revenues over a period of three years with 50% of the capitalized cost amortized in year one, 30% in year two, and 20% in year three which approximates the pattern of consumption of the related online content over the estimated useful life.

Website Development Costs and Internal Use Software

The Company capitalizes eligible costs associated with the development of its website and internal use software in accordance with ASC 350-50, Website Development Costs, and ASC 350-40, Internal Use Software, respectively.  Accordingly, the Company expenses all costs that relate to the planning and post implementation phases.  Capitalized costs include the following costs incurred during the development phase: (1) external direct costs of materials and services consumed in developing or obtaining the software, and (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project.  Costs associated with minor enhancements and maintenance for the Company’s website and internal use software are expensed as incurred.  Capitalized costs are amortized and recorded in cost of revenues for website development costs and technology and development for internal use software on a straight-line basis over three years.

Acquisition-Related Intangible Assets

Acquisition-related intangible assets include the costs of acquired product technology, customer relationships, and trademarks and are being amortized using the straight-line method over their estimated useful lives, which range from two to three years.  The Company reviews intangible assets for impairment when indication of potential impairment exists, such as a significant reduction in cash flows associated with the assets.  Acquisition-related definite-lived intangible assets as of December 31, 2014 and 2013, are presented within intangible assets, net on the Consolidated Balance Sheets.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Goodwill

Goodwill represents the excess of the purchase price of an acquired entity over the fair value of the net tangible and intangible assets acquired.  The Company accounts for goodwill in accordance with ASC 350, Intangibles—Goodwill and Other, which among other things, addresses financial accounting and reporting requirements for acquired goodwill.  ASC 350 prohibits the amortization of goodwill and requires the Company to test goodwill at the reporting unit level for impairment at least annually.

The Company tests the goodwill of its reporting unit for impairment annually during the fourth quarter of its fiscal year and whenever events occur or circumstances change that would more likely than not indicate that the goodwill might be impaired.  Events or circumstances which could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, unanticipated competition, a loss of key management or other personnel, significant changes in the manner of the Company’s use of the acquired assets or the strategy for the acquired business or the Company’s overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations.

Testing goodwill for impairment involves a two-step quantitative process.  However, prior to performing the two-step quantitative goodwill impairment test, the Company has the option to first assess qualitative factors to determine whether or not it is necessary to perform the two-step quantitative goodwill impairment test.  If the Company chooses the qualitative option, the Company is not required to perform the two-step quantitative goodwill impairment test unless it has determined, based on the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If the two-step quantitative impairment test is required or chosen, the first step of the impairment test involves comparing the estimated fair value of a reporting unit with its carrying amount, including goodwill.  If the estimated fair value of a reporting unit exceeds its carrying amount, including goodwill, goodwill is considered not to be impaired and no additional steps are necessary.  If, however, the estimated fair value of a reporting unit is less than its carrying amount, including goodwill, then the carrying amount of the goodwill is compared with its implied fair value, which is determined by deducting the aggregate fair value of the reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit, and an impairment loss is recognized in an amount equal to the excess.

The process of estimating the fair value of goodwill is subjective and requires the Company to make estimates that may significantly impact the outcome of the analyses.  The Company has identified one reporting unit for purposes of assessing goodwill impairment and the estimated fair value of the identified reporting unit is the business enterprise value at the measurement date.  Based on the results of the annual impairment test, no impairment of goodwill existed at December 31, 2014 and 2013.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Impairment of Long-Lived Assets

The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets, including intangible assets, may warrant revision or that the remaining balance of long-lived assets may not be recoverable in accordance with ASC 360, Property, Plant and Equipment, Accounting for the Impairment or Disposal of Long-Lived Assets, and ASC 926-20, Film Costs.  When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable.  If the estimated undiscounted future cash flows are less than the carrying value of the asset, a loss is recorded as the excess of the asset’s carrying value over its fair value.

Income Taxes

The Company applies the provisions of ASC 740, Income Taxes.  Under ASC 740, the Company accounts for its income taxes using the asset and liability method whereby deferred income tax assets and liabilities are determined based on temporary differences between the basis used for financial reporting and income tax reporting purposes.  Deferred income taxes are provided based on the enacted tax rates and laws that will be in effect at the time such temporary differences are expected to reverse.  A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations.

The Company applies the provisions in ASC 740 with respect to accounting for uncertain tax positions.  ASC 740 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters such as derecognition, interest, penalties and disclosures required.  The Company includes interest and penalties related to tax contingencies in the provision for income taxes on the Consolidated Statements of Operations if material.

The Company was taxable as an S-Corporation for U.S. federal and state income tax purposes through December 17, 2012, whereby any taxable income or loss was included in the income tax returns of its shareholders.  On December 18, 2012, the Company became a C-Corporation and accordingly, calculated a provision for U.S. federal and state income taxes for the period from December 18, 2012 through December 31, 2012.  For the year ended December 31, 2012, the provision for income taxes includes the 1.5% California modified income franchise tax and other state franchise taxes which were incurred at the S-Corporation level as well as a federal, state and foreign income tax provision covering the period that the Company was a C-Corporation during 2012.  For the year ended December 31, 2014 and 2013, the Company recorded a federal, state and foreign income tax provision as a C-Corporation.

The VIEs are single member limited liability companies which are disregarded entities for federal tax purposes.  As such, taxable income and credits will be included in the members’ individual income tax returns in accordance with their respective profits and losses.  California assesses a fee on limited liability companies based on California gross receipts.  Such fees are included in the provision for income taxes and were not significant.

Revenue Recognition

The Company recognizes revenues in accordance with ASC 605, Revenue Recognition, when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, no significant Company obligations remain, and collectibility is reasonably assured.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

The Company’s revenues are primarily subscription based.  Subscription revenues are earned by providing access to its online training library (“OTL”).  Subscription revenues are recognized ratably over the period for which subscription services are provided, ranging from one month to three years.  Customers generally pay in full at the beginning of the subscription period.  Deferred revenue represents the amount of subscription services that have yet to be delivered and recognized.

Costs of Revenues

Costs of revenues consist primarily of amortization of capitalized production costs (including production department payroll related expenses) and website development costs, royalty expense and credit card processing fees.  Authors of published courses are paid a royalty based on usage of their course, which represents the number of times the courses are viewed.

Comprehensive Loss

Comprehensive loss is composed of net income and foreign currency translation adjustments.

Technology and Development Costs

Other than capitalized production costs and website development costs, all other costs related to technology and development are expensed as incurred.

Advertising Expense

Advertising costs are included in sales and marketing expenses and are expensed as incurred.  The Company incurred advertising costs of $10,240,000, $6,417,000 and $2,759,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Share-Based Compensation

The Company recognizes compensation expense related to employee option grants in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”).

The Company estimates the fair value of employee share-based payment awards on the grant-date and recognizes the resulting fair value, net of estimated forfeitures, over the requisite service period.  The Company uses the Black-Scholes option pricing model for estimating the fair value of options granted under the Company’s stock option plans.  The Company has elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes share-based compensation on a straight-line basis, net of estimated forfeitures, over the requisite service period.

The Black-Scholes option pricing model requires the Company to make certain assumptions including the fair value of the underlying common stock, the expected term, the expected volatility, the risk-free interest rate and the dividend yield.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

The fair value of the shares of common stock underlying the stock options has historically been determined by the Board of Directors.  Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock at the time of the grant of options by considering a number of objective and subjective factors including valuation of comparable companies, operating and financial performance and general and industry-specific economic outlook, amongst other factors.  The fair value of the underlying common stock will be determined by the Board of Directors until such time as and if the Company’s common stock is listed on an established stock exchange or national market system.  The fair value was determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants titled Valuation of Privately Held Company Equity Securities Issued As Compensation.

The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding.  The expected term of options granted is calculated based upon actual historical exercise and post-vesting cancellations, adjusted for expected future exercise behavior.

Because the Company’s common stock has no publicly traded history, the Company estimates the expected volatility of the awards from the historical volatility of selected public companies that represent similar, but alternative investment opportunities to an investment in the Company.  Characteristics considered in identifying guideline public companies include similarity in size, lines of business, market capitalization, revenue and financial leverage.  The Company determined the expected volatility assumption using the frequency of daily historical prices of comparable public company’s common stock for a period equal to the expected term of the options.  The Company periodically assesses the comparable companies and other relevant factors used to measure expected volatility for future stock option grants.

The risk-free interest rate assumption is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.  The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

Share-based compensation expense is recognized based on awards that are ultimately expected to vest, and as a result, the amount has been reduced by estimated forfeitures.  Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Forfeitures are estimated based on the Company’s historical experience and future expectations.

The determination of share-based compensation is inherently uncertain and subjective and involves the application of valuation models and assumptions requiring the use of judgment.  If the Company had made different assumptions, its share-based compensation expense, and its net (loss) income for years ended December 31, 2014, 2013, and 2012 may have been significantly different.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB’) issued Accounting Standards Update (“ASU”) 2015-15, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which provides guidance to customers about whether a cloud computing arrangement includes a software license.  If a cloud computing arrangement includes a software license, then the customer should account for the arrangement for the software license element of the arrangement consistent with the acquisition of other software licenses.  If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract.  The standard is effective for annual periods beginning after December 15, 2015, and interim periods within those fiscal years.  Early adoption is permitted for all entities.  An entity may choose to adopt the new standard either retrospectively or prospectively.  The Company is currently evaluating the expected impact of this new standard on its cloud computing arrangements in its consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation — Amendments to the Consolidation Analysis, which amends the current consolidation guidance and ends the deferral granted to investment companies from applying the VIE guidance.  The standard will be effective for fiscal years beginning after December 15, 2015.  Early adoption is permitted.  The Company is currently evaluating the expected impact of this new standard.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which explicitly requires management to assess an entity’s ability to continue as a going concern in connection with each annual and interim period.  Management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year of the date the financial statements are issued.  Disclosures will be required if conditions give rise to substantial doubt.  The standard will be effective for the first annual period ending after December 15, 2016.  Early adoption is permitted.  The Company does not expect the adoption of this ASU to have a material impact on the consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which is intended to improve and converge the financial reporting requirements for revenue from contracts with customers between U.S. GAAP and International Accounting Standards.  In accordance with this new standard, an entity would recognize revenue to depict the transfer of promised goods or services.  The standard establishes a five-step model and related application guidance, which will replace most existing revenue recognition guidance in U.S. GAAP.  The standard will be effective for annual and interim periods in fiscal years beginning after December 15, 2017.  Early adoption is not permitted.  An entity may choose to adopt the new standard either retrospectively or through a cumulative effect adjustment as of the start of the first period for which it applies the new standard.  The Company is currently evaluating the expected impact of this new standard on its reporting of revenue contracts in its consolidated financial statements.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

3.                           Acquisitions

Compilr

In March 2014, the Company entered into an asset purchase agreement to purchase substantially all of the assets of Ninja Otter Incorporated, a Canadian company.  The acquisition was made in order to obtain the intellectual property related to Compilr, a web-based, interactive online code editor to augment the Company’s product offering.  Total consideration was $1,400,000 in cash due upon close and up to an additional $1,250,000 in earn out payments based on milestones which are being accounted for as post-combination compensation expense.  The acquisition closed on March 31, 2014.  The acquisition was treated as a business combination and the assets acquired have been recorded based on estimates of fair value.  Acquired technology, valued at $900,000, is being amortized ratably over three years.  The remaining $500,000 represents goodwill, which relates to future technology and users.  Acquisition related transaction costs of approximately $21,000 were expensed as incurred in general and administrative expenses for the year ended December 31, 2014.

Gainshare

In August 2014, the Company entered into an asset purchase agreement with Gainshare, Inc. to purchase online video training courses that augment the Company’s on-line training library.  Total consideration was $1,600,000 in cash.  The acquisition closed on July 30, 2014.  The acquisition was treated as a business combination and the assets acquired have been recorded based on estimates of fair value.  Acquired technology, valued at $800,000, is being amortized over a period of three years with 50% amortized in year one, 30% in year two and 20% in year three, which approximates the pattern of consumption of the related online content over the estimated useful life.  The remaining $800,000 represents goodwill, which relates to future technology and users.  Acquisition related transaction costs of approximately $16,000 were expensed as incurred in general and administrative expenses for the year ended December 31, 2014.

Video2Brain

In January 2013, the Company entered into an agreement to acquire Video2Brain GmbH for $7,199,000, net of cash acquired.  Consideration included $7,500,000 in cash upon close, $500,000 cash held back at close that was subsequently paid in July 2014 and $1,336,000 worth of Company common stock.  Video2Brain provides customers with online training courses in various languages, which augments the Company’s product offering and expands the Company’s presence in Europe.  The acquisition was accounted for using the purchase method of accounting, and the acquired company’s results have been included in the accompanying financial statements from the acquisition date.  Acquisition related transaction costs of approximately $517,000 were expensed as incurred and are included in general and administrative expenses for the year ended December 31, 2013.  The net assets acquired have been recorded based on estimates of fair value.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

The components of the purchase price and net assets acquired are as follows:

Purchase price
Cash paid	$7,500,000
Fair value of contingent consideration	500,000
Stock issued	1,336,000
Cash acquired	(2,137,000)
$7,199,000

Net assets acquired
Current assets	$948,000
Property and equipment	131,000
Intangible assets
Product technology	2,100,000
Customer relationships	300,000
Trademarks	100,000
Goodwill	6,652,000
Other assets	148,000
Liabilities assumed	(3,180,000)
$7,199,000

The amortization periods for intangible assets acquired are three years for product technology and two years for customer relationships and trademarks.  The weighted average amortization period for all intangible assets in the above table is three years.

The goodwill, which is not deductible for tax purposes, reflects the synergies and the growth opportunity in new and emerging markets that demand multi-lingual educational content.

4.                           Property and Equipment

Property and equipment consists of the following:

		December 31,
	Useful life in years	2014	2013

Office furniture	7	$3,951,000	$3,931,000
Equipment	2-5	4,579,000	4,170,000
Computer hardware/software	3	11,888,000	8,715,000
Construction in progress	—	91,000	993,000

Leasehold Improvements	Life of the respective leases	15,476,000	15,470,000
		35,985,000	33,279,000
Less: Accumulated depreciation		(20,061,000)	(14,194,000)
Property and equipment, net		$15,924,000	$19,085,000

Depreciation expense for the years ended December 31, 2014, 2013 and 2012 was $6,479,000, $6,407,000 and $4,754,000, respectively.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

During the year ended December 31, 2014, the Company disposed of remaining assets under capital lease consisting of a total cost basis and accumulated depreciation of $224,000.  At December 31, 2013, property and equipment included computer hardware and office furniture under capital lease with a cost basis and related accumulated depreciation of $1,925,000 and $1,476,000, respectively.  For the years ended December 31, 2014, 2013 and 2012, depreciation expense for computer hardware and office furniture under capital lease was $449,000, $756,000 and $942,000, respectively.

During the years ended December 31, 2014, 2013, and 2012, the Company disposed of assets consisting of a total cost basis of $627,000, $709,000, and $1,000, respectively, resulting in a loss on disposal of $58,000, $45,000, and $67,000, respectively.

5.                           Assets Held for Sale

In November 2013, the Board of Directors approved the disposition of two properties owned by the VIEs with a total net book value of $8,923,000.  During December 2013, the properties began to be actively marketed and the Company expected to sell the properties within one year from the approval of disposition.  As of December 31, 2013, the net assets associated with the properties were classified as assets held for sale on the Consolidated Balance Sheets at their estimated fair value of $8,175,000.  The Company ceased recognizing depreciation expense on these properties and related assets upon reclassification to assets held for sale.  The Company recorded an impairment charge of $864,000 in December 2013 in connection with the assets being classified as held for sale.  Both sales transactions closed in 2014, resulting in $8,175,000 in proceeds and the repayment of the remaining outstanding debt of $5,389,000.

6.                           Goodwill, Intangible Assets and Capitalized Production Costs

The changes in goodwill were as follows:

Balance at December 31, 2012	$—
Acquisitions	6,652,000
Currency translation	189,000
Balance at December 31, 2013	6,841,000
Acquisitions	1,300,000
Currency translation	(769,000)
Balance at December 31, 2014	$7,372,000

The estimated useful lives of the intangibles are as follows:

Estimated
Useful Life

Website development costs and internal use software	3 years
Acquired product technology	3 years
Customer relationship	2 years
Trademarks	2 years
Other intangible assets	3 years

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Intangible assets consist of the following:

	December 31, 2014
		Accumulated
	Cost	Amortization	Net

Website development costs and internal use software	$10,575,000	$(6,689,000)	$3,886,000
Acquired product technology	3,617,000	(1,616,000)	2,001,000
Customer relationships	273,000	(262,000)	11,000
Trademarks	91,000	(87,000)	4,000
Other intangible assets	658,000	(160,000)	498,000
	$15,214,000	$(8,814,000)	$6,400,000

	December 31, 2013
		Accumulated
	Cost	Amortization	Net

Website development costs and internal use software	$9,052,000	$(4,281,000)	$4,771,000
Acquired product technology	2,160,000	(665,000)	1,495,000
Customer relationships	308,000	(137,000)	171,000
Trademarks	103,000	(46,000)	57,000
Other intangible assets	250,000	(172,000)	78,000
	$11,873,000	$(5,301,000)	$6,572,000

Amortization expense for website development costs and internal use software for the years ended December 31, 2014, 2013 and 2012 was $2,407,000, $1,792,000, and $1,126,000, respectively.  Amortization expense for other intangible assets for the years ended December 31, 2014, 2013 and 2012 was $1,174,000, $900,000, and $76,000, respectively.

Future amortization expense of the Company’s intangible assets as of December 31, 2014 are as follows for the fiscal years ending December 31:

2015	$3,672,000
2016	1,965,000
2017	629,000
2018	134,000
Total future amortization expense	$6,400,000

Capitalized production costs are as follows:

	Amortization	December 31,
	Period	2014	2013

Capitalized production costs	3 years	$42,707,000	$34,263,000
Less: Accumulated amortization		(32,568,000)	(25,649,000)
Capitalized production costs, net		$10,139,000	$8,614,000

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Amortization expense for capitalized production costs for the years ended December 31, 2014, 2013 and 2012 was $6,933,000, $6,273,000 and $6,259,000, respectively.

The Company also recorded impairment charges of $70,000, $220,000 and $244,000 related to capitalized production costs for the years ended December 31, 2014, 2013 and 2012, respectively, which are included in costs of revenues in the Consolidated Statements of Operations.

Future amortization expense of the Company’s capitalized production costs as of December 31, 2014 are as follows for the fiscal years ending December 31:

2015	$6,073,000
2016	3,046,000
2017	1,011,000
2018	9,000
Total future amortization expense	$10,139,000

7.                           Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2014	2013

Accrued sales and value added taxes	$5,682,000	$6,048,000
Accrued payroll	5,310,000	3,691,000
Accrued expenses	4,599,000	2,332,000
Accrued vacation	1,809,000	1,706,000
Income taxes payable	1,529,000	196,000
Accrued 401(k) profit sharing plan	166,000	1,680,000
Other	986,000	1,624,000
	$20,081,000	$17,277,000

8.                           Commitments and Contingencies

Leases

The Company leases office space at various locations in the United States, Austria, Australia and the United Kingdom under noncancelable operating leases with various expiration dates through 2019.  Some of these agreements require the Company to pay property taxes, insurance, and utility expenses.

See Note 10 for future lease commitments with consolidated VIEs.

The Company computes rent expense on a straight-line basis for operating leases that contain certain provisions for scheduled rent increases over the lease term.  The difference between rent expense and rent payments over the lease term is recorded as a deferred rent liability.  Rent expense, accounted for under the straight-line method for these types of leases, for the years ended December 31, 2014, 2013 and 2012 was $3,351,000, $2,521,000 and $2,041,000, respectively.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

The Company also entered into various capital leases for computer equipment and furniture.  The economic effect of these leases is that the Company is financing the acquisition of the related assets through the leases, and accordingly, the assets and related obligations are reflected in the Company’s assets and liabilities.  As of December 31, 2014, there were no capital lease obligations outstanding.

Future minimum lease payments under noncancelable operating leases are as follows for the years ending December 31:

Operating
Leases

2015	$3,332,000
2016	2,756,000
2017	2,309,000
2018	1,073,000
2019	232,000
Total minimum lease payments	$9,702,000

Legal Matters

There are no legal matters or claims that have arisen from the normal course of business that would have a material impact on the Company’s financial position, results of operations or cash flows.

9.                           Related Parties

The Company entered into royalty agreements with relatives of one of the founders of LDC.  These individuals were paid $303,000, $361,000 and $179,000 in 2014, 2013 and 2012, respectively.

The Company collateralized a line of credit of the founders of LDC in the amount of $476,000 at December 31, 2013.  This amount is included within restricted cash.  During 2014, the restrictions were released.  During the year ended December 31, 2012 the Company transferred a property with a cost basis of $581,000 and accumulated depreciation of $65,000 to the founders.  In conjunction with this transfer the founders assumed the mortgage of $320,000 on the property.  These transfers were recorded as a distribution to noncontrolling interests.

During the year ended December 31, 2014, the Company exchanged $580,000 of full recourse notes receivable from employees for the exercise of 1,962,107 common stock options.  Such notes receivable were then exchanged in lieu of payment during the Company’s repurchase of common stock from the employees.

During the year ended December 31, 2012, the Company exchanged $668,000 of full recourse notes receivable from employees for the exercise of 1,340,688 common stock options.  Such notes receivable were then exchanged in lieu of payment during the Company’s repurchase of common stock from the employees.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

10.       Variable Interest Entities

FASB authoritative guidance for variable interest entities provides guidance on how to identify variable interest entities and how to determine whether or not those entities should be consolidated and further clarifies the judgmental considerations to be applied in determining the primary beneficiary for variable interest entities in a related party group.  In such circumstances, the party that is most closely associated with the VIE is considered the primary beneficiary.  In 2010 the Company determined that LWBH and MEH represent VIE’s for which LDC is the primary beneficiary.  As the primary beneficiary, the Company expects to absorb the majority of the expected losses from and receive a majority of its expected residual returns from these entities, and accordingly requires that the Company consolidate the assets, liabilities, revenues and expenses of LWBH and MEH.

The majority shareholders of LDC formed LWBH on June 12, 2006.  LWBH purchased an office building and condominium in Ventura and Oxnard, California, respectively, which were essentially the sole assets of the entity.  For the office building, financing of $1,313,000 was obtained by LWBH from Wells Fargo in August 2006, which was guaranteed by the majority shareholders of LDC and LDC directly.  In September 2006 LWBH entered into an operating lease with LDC for the office building, whereby LDC was to pay monthly rent of $22,000, with annual increases, through August 2016.  In November 2007 LWBH entered into an operating lease with LDC for the condominium, whereby LDC was to pay rent of $3,000 on a month to month basis.  The condominium was disposed of in February 2012.  In November 2013, the Board of Directors approved the sale of the office building and in March 2014, an agreement to sell the building for $2,050,000 was entered into.  The sale transaction was completed in April 2014, resulting in the settling of both the related debt and related interest rate swap.

The majority shareholders of LDC formed MEH on July 29, 2010 and then assigned the purchase and sale agreement for a building in Carpinteria to MEH, which was essentially the sole asset of the entity.  Prior to the close of the building purchase, MEH borrowed $6,170,000 from LDC, in the form of a market-rate interest bearing loan which was payable monthly, maturing in 2035.  Approximately one month later, financing of $4,200,000 was obtained by MEH from Wells Fargo, which was guaranteed by the majority shareholders of LDC and by LDC directly.  Once funds became available under the Wells Fargo loan, $4,200,000 was used to pay down the loan from LDC, at which time the loan agreement from LDC to MEH was amended to reflect the remaining outstanding balance of approximately $1,970,000 payable monthly to LDC over 25 years.  In September 2010, MEH also entered into an operating lease with LDC, whereby LDC was to pay monthly rent of $43,000 through August 2015, and LDC was responsible for all the related building improvements.  In November 2013, the Board of Directors approved the sale of the building and in December 2013, an agreement to sell the building for $6,125,000 was entered into.  The sale transaction was completed in February 2014, resulting in the settlement of the related debt, settlement of the related interest rate swap and the loan agreement between LDC and MEH.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

11.       Debt

The Company entered into a variety of loan obligations with Wells Fargo Bank for building and land purchases, as well as for equipment used at its production facilities and for general infrastructure growth needs.  The loan obligations were secured by certain assets and real property as provided in the respective loan agreements and were fully repaid as of December 31, 2014.  The loan obligations as of December 31, 2013 consisted of the following:

$4,200,000 term loan; matures September 2015 (interest rate is 4.50% per annum due to swap; otherwise LIBOR+ 250 bps)	$3,884,000
$1,312,500 term loan; matures August 2021 (interest rate is 7.55% per annum due to swap; otherwise LIBOR+ 175 bps)	860,000
$1,050,000 term loan; matures September 2021 (interest rate is 7.55% per annum due to swap; otherwise LIBOR+ 151 bps)	713,000
Total debt	5,457,000
Current portion of debt	(5,457,000)
Debt, less current portion	$—

The prior loan obligations contained certain financial and nonfinancial covenants, including a debt coverage ratio as well as submitting guarantor’s financial statements and tax returns.  With the exception of the covenant to provide an unqualified audit opinion on the financial statements within 210 days of the period ended December 31, 2012, for which the Company requested and received a waiver from Wells Fargo Bank, the Company was in compliance with such covenants as of December 31, 2013 and 2012.

As of December 31, 2013, the remaining outstanding debt related to the land and buildings owned by MEH and LWBH.  As discussed in Note 5, in November 2013, the Board of Directors approved the sale of the land and building and in December 2013 all the associated liabilities were classified as current as it was anticipated that the properties would be sold in less than a year.  The MEH property sold in February 2014 for $6,125,000 and the LWBH property sold in April 2014 for $2,050,000.  Upon the sale of the properties all the related debt was paid in full.

In addition to the above, the Company had a line of credit with Wells Fargo Bank in the amount of $2,000,000 and a $10,000,000 term commitment note.  Both the line of credit and the term commitment note expired on May 2, 2013, and the Company did not renew the line of credit or the term commitment note.  As of December 31, 2012, the outstanding balance on the line of credit and the term commitment note was $0.

Interest Rate Risk Management

The Company is exposed to the impact of interest rate changes, principally due to changes in the LIBOR.  The Company’s objective is to manage the impact of interest rate changes on earnings, cash flows and the fair value of borrowings.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

12.       Derivative Instruments

In September 2006, LWBH entered into an interest rate swap agreement with Wells Fargo Bank, under which the original notional amount was $1,313,000, with monthly reductions in accordance with the debt contract through the expiration date in August 2021.  It was expected that the outstanding loan amount would not exceed the notional amount over the life of the interest rate swap agreement.  As of December 31, 2013, the notional amount on the swap was $860,000 and the fair value of the liability was $146,000.  In April 2014, the swap agreement was settled for $142,000 or the approximate fair value at the time of settlement.  The related change in fair value of $4,000 is included as a decrease to interest expense for the year ended December 31, 2014.

In July 2007, LDC entered into an interest rate swap agreement with Wells Fargo Bank, under which the original notional amount was $1,050,000, with monthly reductions in accordance with the debt contract through the expiration date in September 2021.  It was expected that the outstanding loan amount would not exceed the notional amount over the life of the interest rate swap agreement.  As of December 31, 2013, the notional amount on the swap was $713,000 and the fair value of the liability was $128,000.  In April 2014, the swap agreement was settled for $124,000 or the approximate fair value at the time of settlement.  The related change in fair value of $4,000 is included as a decrease to interest expense for the year ended December 31, 2014.

In September 2010, MEH entered into an interest rate swap agreement with Wells Fargo Bank, under which the original notional amount was $4,200,000, with monthly reductions in accordance with the debt contract through the expiration date in September 2015.  It was expected that the outstanding loan amount would not exceed the notional amount over the life of the interest rate swap agreement.  As of December 31, 2013, the notional amount on the swap was $3,884,000 and the fair value of the liability was $107,000.  In February 2014, the swap agreement was settled for $101,000 or the approximate fair value at the time of settlement.  The related change in fair value of $6,000 is included as a decrease to interest expense for the year ended December 31, 2014.

The Company’s interest rate swaps fixed the variable rates to fixed interest rates of 7.55%, 7.55%, and 4.50%, respectively.  These interest rate swaps were not designated as hedges under ASC 815-10, Derivative Instruments, and as a result changes in fair value of the instruments were reflected in earnings as a component of interest expense.  The fair value of the interest rate swap agreements represented the present value of expected future cash flows estimated to be received from or paid to a marketplace participant in settlement of these instruments.

As discussed in Note 5, the MEH property was sold in February 2014 and the LWBH property was sold in April 2014.  Upon the sale of the properties all the related debt was paid in full and the related swap agreements were settled.

At time of settlement of the Company’s swap agreements during 2014, the aggregate fair value of the associated liabilities was $367,000, which resulted in a decrease to interest expense of $14,000 for the year ended December 31, 2014.  As of December 31, 2013, the aggregate fair value of the liabilities was $381,000, which resulted in a decrease to interest expense of $194,000 and $30,000 for the years ended December 31, 2013 and 2012, respectively.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

13.       Fair Value Measurements

The Company accounts for its interest rate swaps in accordance with provisions of ASC 820.  ASC 820 defines and establishes a framework for measuring fair value and expands disclosures about fair value measurements.  In accordance with ASC 820, the Company has categorized its financial assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below.

Level 1           Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date.

Level 2           Financial assets and liabilities whose values are based on quoted prices for similar attributes in active markets; quoted prices in markets where trading occurs infrequently; and inputs other than quoted prices that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3           Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

As of December 31, 2013, the aggregate fair value of the interest rate swap agreements was $381,000.  The fair value of the interest rate swap agreements represents the present value of expected future cash flows estimated to be received from or paid to a marketplace participant in settlement of this instrument.  The interest rate swaps are valued using a valuation model that incorporates observable market information and is classified within Level 2 of the fair value hierarchy.

As discussed in Note 5, during 2014, properties owned by the VIEs were sold.  The outstanding debt related to the properties was paid in full upon completion of the sale transaction and the three interest rate swap agreements were settled.

14.       Common Stock and Redeemable Convertible Preferred Stock

Through December 17, 2012, LDC was authorized to issue one class of shares of stock, designated as common stock, without par value.  The total number of common shares originally authorized for issuance was 10,000,000.  During 2011, the Board of Directors increased the number of authorized shares to 10,600,000.  During 2012, the Board of Directors approved a four for one stock split, bringing the number of authorized common shares to 42,400,000.  There were no distributions to the majority shareholders in 2014 and 2013.  There were distributions to the majority shareholders of $5,862,000 during 2012.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

On December 18, 2012, the Board of Directors authorized a stock repurchase and recapitalization transaction, including a change in corporate structure from an S-Corporation to a C-Corporation (the “2012 Transaction”).  The 2012 Transaction activity resulted in authorized common shares increasing to 55,000,000 at $0.001 par value.  In addition,12,416,188 of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) at $0.001 par value were authorized and issued to outside investors in exchange for cash of $103,041,000 (excluding issuance costs of $503,000).  Concurrently, the Company repurchased 8,801,251 common shares for $72,373,000, of which 1,340,688 common shares were related to the exercise of options in relation to the 2012 Transaction.

On July 25, 2013, the Board of Directors approved a three for one stock split, bringing the number of authorized common shares to 165,000,000 and authorized preferred shares to 37,248,564.

On December 9, 2014, the Board of Directors authorized a stock repurchase and recapitalization transaction (the “2014 Transaction”).  The 2014 Transaction activity resulted in authorized common shares increasing to 175,000,000 at $0.001 par value.  In addition, 39,157,896 of Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) at $0.001 par value were authorized and issued to outside investors in exchange for cash of $186,000,000 (excluding issuance costs of $5,539,000).  Concurrently, the Company repurchased 24,424,454 common shares for $115,436,000, of which 1,962,107 common shares were related to the exercise of options in relation to the 2014 Transaction.

As of December 31, 2014, there were 68,364,377 shares of common stock issued and outstanding and 76,406,460 preferred shares outstanding.  As of December 31, 2013, there were 89,684,514 shares of common stock issued and outstanding and 37,248,564 preferred shares outstanding.

The following describes the various rights and preferences of the Series A and Series B Preferred Stock stockholders.

Dividends

Any dividends or other nonliquidating distributions by the Company to its shareholders shall be distributed among the holders of the Preferred Stock and Common Stock, pro rata based on the number of shares held by each holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dividend or distribution.  Through December 31, 2014, no dividends had been declared or paid by the Company.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the shares of Preferred Stock then outstanding shall be paid out of the assets of the Company available for distribution to its shareholders before any payment shall be made to the holders of Common Stock, an amount per share equal to the greater of a) the Series A and Series B Preferred Stock original issue price ($2.7663 and $4.75, respectively) plus any dividends declared but unpaid, or b) such amount per share as would have been payable had all shares of Series A and Series B Preferred Stock been converted to Common Stock pursuant to the conversion rights described below immediately prior to such liquidation, dissolution or winding up.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Redemption

On or after the six year anniversary of the Series B Preferred Stock original issue date and upon election of at least 25% of the then outstanding Series A or Series B Preferred Stock, shares of Preferred Stock shall be redeemed by the Company in three installments in cash at a price equal to the original issue per share price, plus all declared but unpaid dividends.  The first installment shall occur within six months of receipt of the redemption request, and the second and third installments shall occur not later than six months and one year after the first redemption date, respectively.

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder, at any time into the number of shares of Common Stock as is determined by dividing the Preferred Stock original issue price by the Preferred Stock conversion price in effect at the time of conversion.

A mandatory conversion shall be triggered upon either a) the closing of the sale of shares of Common Stock to the public, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in a price per share equal to or greater than two and one-half times the Series A Preferred Stock original issue price and at least $50,000,000 of gross proceeds or b) the mandatory conversion time as specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock.

15.       Stock Option Plan and Share-Based Compensation

The Company has issued stock options under its 2008 Equity Incentive Plan (“2008 Plan”).  Under the 2008 Plan, employees, consultants, and directors have been granted options to purchase an aggregate of 40,710,086 shares of the Company’s common stock, less any shares forfeited under the 2008 Plan.  At December 31, 2014 and 2013 there were approximately 4,020,000 and 4,543,000 shares of common stock, respectively, available for grant under the 2008 Plan.

Under the terms of the 2008 Plan, both incentive and nonqualified stock options have been and may be granted with exercise prices not less than the fair value of the underlying common stock on the date of grant.  Options granted pursuant to the 2008 Plan vest over periods of up to four years and expire ten years from the grant date.  If a 2008 Plan option expires, such as upon termination of employment, becomes unexercisable without having been exercised in full, or is surrendered pursuant to an option exchange program, the unpurchased shares will become available for future grant or sale under the 2008 Plan.  If the employee does not exercise vested 2008 Plan options within 90 days of termination, these options will expire and revert back to the 2008 Plan’s option pool.  The Company’s policy is to issue new common shares upon the exercise of stock options.

In 2012, in connection with the 2012 Transaction, the Company repurchased 26,403,753 shares of the Company’s common stock at a price of $2.7663 per share.  The Company determined that the repurchase price was higher than the fair value of the common stock on the date of the repurchase.  As such, the Company recorded $45,479,000 ($621,000 in technology and development, $676,000 in sales and marketing and $44,182,000 in general and administrative expense) of share-based compensation which represented the difference between the repurchase price and the fair value of the common stock on the date of the repurchase.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

In 2014, in connection with the 2014 Transaction, the Company repurchased 24,424,454 shares of the Company’s common stock at a price of $4.75 per share.  The Company determined that the repurchase price was higher than the fair value of the common stock on the date of the repurchase.  As such, the Company recorded $60,084,000 ($954,000 in technology and development, $264,000 in sales and marketing and $58,866,000 in general and administrative expense) of share-based compensation which represented the difference between the repurchase price and the fair value of the common stock on the date of the repurchase.  As a result of the repurchase of these shares, the shares were modified resulting in the Company recording $4,145,000 ($570,000 in technology and development and $3,575,000 in general and administrative expense) of share-based compensation expense.

The exercise prices of all options granted under the Plan were based on the estimated fair market value of the Company’s common stock as determined by the Board of Directors at the date of grant.  The Company recorded share-based compensation cost in the following categories on the accompanying Consolidated Statements of Operations:

	Year Ended December 31,
	2014	2013	2012

Costs of revenues	$50,000	$17,000	$—
Technology and development	2,078,000	380,000	621,000
Sales and marketing	806,000	213,000	676,000
General and administrative	64,027,000	1,370,000	44,797,000
Total share-based compensation cost	$66,961,000	$1,980,000	$46,094,000

Activity under the Plan was as follows for the year ended December 31, 2014:

			Weighted
		Weighted	Average
	Number of	Average	Remaining
	Options	Exercise	Contractual
	Outstanding	Price	Term (in years)

Outstanding at December 31, 2013	21,153,982	$0.71	8.2
Granted	3,155,398	1.32
Exercised	(3,104,317)	0.42
Forfeited	(2,632,404)	0.85
Outstanding at December 31, 2014	18,572,659	$0.84	8.0
Exercisable at December 31, 2014	8,829,510	$0.66	7.1
Vested and expected to vest at December 31, 2014	17,072,795	$0.83	7.9

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

The aggregate intrinsic value represents the difference, if any, between the estimated fair value per share of the Company’s common stock and the option exercise prices, multiplied by the number of options at the respective balance sheet dates.  The total intrinsic value of stock options exercised for the years ended December 31, 2014, 2013 and 2012 was $5,791,000, $2,361,000 and $2,532,000, respectively.  At December 31, 2014, total remaining share-based compensation expense for unvested awards was $5,252,000, which is expected to be recognized over a weighted-average period of 2.6 years.

The weighted-average grant-date fair value per share of options granted for the years ended December 31, 2014, 2013 and 2012 was $0.97, $0.60 and $0, respectively.  The total fair value of options vested for the years ended December 31, 2014, 2013 and 2012 was $5,923,000, $1,679,000, $593,000, respectively.

The assumptions that were used to calculate the grant date fair value of the Company’s employee and nonemployee stock option grants for the years ended December 31, 2014 and 2013 were as follows (no options were granted during the year ended December 31, 2012):

	2014	2013

Expected dividend yield	0%	0%
Expected stock price volatility	40%	50%
Risk-free interest rate	1.90%	1.31%
Expected term	6.25	6.17

During 2014, the Company realized $1,589,000 of excess tax benefits as a reduction to income taxes payable.  There was no such tax benefit realized in 2013 and 2012.

16.       401(k) Plan

The Company maintains a qualified deferred compensation plan (the “Plan”) organized under Section 401(k) of the Internal Revenue Code.  The Plan is a Safe Harbor 401(k) plan.  The Company’s contributions to the plan were $1,678,000, $1,678,000 and $1,286,000 for the years ended December 31, 2014, 2013 and 2012, respectively.  The Company pays all administrative costs of the Plan.

17.       Restructuring Costs

During 2013, the Company recorded $1,128,000 in costs associated with involuntary termination benefits.  Of the $1,128,000 in involuntary termination benefits, $50,000 were accrued but unpaid as of December 31, 2013, in accordance with ASC 420, Exit or Disposal Cost Obligations.  During the year ended December 31, 2014, the Company paid the remaining $50,000 of involuntary termination benefits.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

18.                    Income Tax

The domestic and foreign components of income before income taxes were as follows:

	2014	2013	2012

Domestic	$(60,380,000)	$(3,703,000)	$(52,136,000)
Foreign	1,354,000	(389,000)	—
Loss before income tax provision (benefit)	$(59,026,000)	$(4,092,000)	$(52,136,000)

The Company considers the earnings of its non-U.S. subsidiaries to be indefinitely invested outside the United States on the basis that the foreign subsidiary has both the intent and ability to indefinitely reinvest undistributed earnings.  The Company has not recorded a deferred tax liability related to the U.S. federal and state income taxes and foreign withholding taxes on undistributed earnings of foreign subsidiaries indefinitely invested outside the United States.  Should the Company decide to repatriate the foreign earnings, it would have to adjust the income tax provision in the period it determines that the earnings will no longer be indefinitely invested outside the United States.

The components of the provision (benefit) for income taxes for the years ended December 31, 2014, 2013 and 2012 were as follows:

	2014	2013	2012

Current
Federal	$3,009,000	$25,000	$—
State	80,000	120,000	56,000
Foreign	320,000	334,000	—
	3,409,000	479,000	56,000
Deferred
Federal	16,000	(1,290,000)	1,290,000
State	—	1,483,000	(1,440,000)
Foreign	44,000	(689,000)	—
	60,000	(496,000)	(150,000)
Provision (benefit) for income taxes	$3,469,000	$(17,000)	$(94,000)

The Company is entitled to a deduction for federal and state tax purposes with respect to employees’ stock option activity.  The net reduction in taxes otherwise payable in excess of any amount credited to income tax benefit has been reflected as an adjustment to additional paid-in capital.  The Company uses a “with and without” approach to determine the utilization of excess tax benefits from share-based compensation.  During 2014, the Company realized $1,589,000 of excess tax benefits as a reduction to income taxes payable.  There was no such tax benefit realized in 2013 and 2012.

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

The reconciliation of the provision computed at the federal statutory rate to the Company’s provision (benefit) for income taxes for the years ended December 31, 2014, 2013, and 2012 was as follows:

	2014	2013	2012

Tax benefit at federal statutory rate	$(20,070,000)	$(1,390,000)	$(17,700,000)
State taxes, net of federal benefit	107,000	1,058,000	198,000
Tax credits	(423,000)	(400,000)	—
Foreign rate differential	(136,000)	45,000	—
Share-based compensation	22,433,000	112,000	12,118,000
Loss carryforward write-off	1,622,000	—	—
Other nondeductible items	80,000	57,000	78,000
Change in valuation allowance	65,000	501,000	—
Change in tax status	—	—	5,212,000
Other	(209,000)	—	—
Provision (benefit) for incomes taxes	$3,469,000	$(17,000)	$(94,000)

The Company’s effective tax rates for 2014 and 2013 differed from the federal statutory tax rate due to various permanent items including disallowed incentive stock option expense, nondeductible meals & entertainment, R&D tax credits, and change in valuation allowance.  In the current period, the Company also included an out-of-period adjustment of $1,622,000 related to certain net operating loss carryforwards generated in 2012 that were written off.  The Company’s effective tax rate for 2012 also included the tax effect of a change in tax status related to converting from an S-Corporation to a C-Corporation.

The components of net deferred tax assets at December 31, 2014 and 2013 were as follows:

	2014	2013

Deferred tax assets
Net operating loss carryforwards	$65,000	$3,175,000
Accruals and reserves	3,690,000	2,553,000
Share-based compensation	1,408,000	785,000
R&D credit carryforwards	810,000	793,000
Deferred revenue	3,132,000	1,615,000
Other	139,000	448,000
Gross deferred tax assets	9,244,000	9,369,000
Valuation allowance	(1,745,000)	(1,874,000)
Total deferred tax assets	7,499,000	7,495,000
Deferred tax liabilities
Depreciation and amortization	(4,906,000)	(5,938,000)
Video production	(2,228,000)	(1,494,000)
Other	(363,000)	—
Total deferred tax liabilities	(7,497,000)	(7,432,000)
Net deferred tax assets	$2,000	$63,000

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible.  Management considers projected future taxable income and tax planning strategies in making this assessment.  At December 31, 2014, the Company recorded a valuation allowance of $1,745,000 on its net deferred tax assets.  As of December 31, 2014, the Company had no federal net operating loss carryforwards and approximately $1,760,000 for state income tax purposes.  These losses are available to reduce taxable income and expire at various dates beginning in 2032.  Approximately $1,027,000 of state net operating loss carryforwards are related to excess tax benefits from share-based compensation.  As of December 31, 2014, the Company had $63,000 of federal research tax credit carryforwards and approximately $1,019,000 for state income tax purposes.  The federal credits will expire beginning in 2034.

The Internal Revenue Code (“IRC”) of 1986, as amended, imposes substantial restrictions on the utilization of net operating losses and other tax attributes in the event of an “ownership change” of a corporation.  Accordingly, a company’s ability to use pre-change net operating loss and research tax credits may be limited as prescribed under IRC Sections 382 and 383.  Events which may cause limitation in the amount of the net operating losses and credits that the Company utilizes in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.  As a result of historical equity issuances, the Company has determined that annual limitations on the utilization of its net operating losses and credits do exist pursuant to IRC Sections 382 and 383, however, such limitations may not impact the Company’s ability to utilize these deferred tax assets.

The Company files tax returns for federal income taxes.  The Company also files income tax returns in various other states and foreign jurisdictions.  The Company is open to United States federal, state and local, or foreign income tax examinations for years commencing with the year ended December 31, 2009.  As of the date of these financial statements, the Company is currently not under any income tax examinations in any jurisdictions.  Although the Company files U.S. federal, U.S. state and foreign tax returns, its major tax jurisdiction is the U.S.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across its global operations.  ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.  ASC 740 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The aggregate changes in the balance of gross unrecognized tax benefits were as follows:

	2014	2013	2012

Balances at beginning of year	$225,000	$—	$—
Additions based on tax positions related to the current year	286,000	225,000	—
Additions for tax positions related to prior years	—	—	—
Reductions for tax positions related to prior years	(4,000)	—	—
Balances at end of year	$507,000	$225,000	$—

lynda.com, Inc.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

At December 31, 2014 and December 2013, the Company had unrecognized tax benefits of $507,000 and $225,000, respectively, of which $269,000 and $18,000 would impact the effective tax rate if recognized.  The Company classifies interest and penalties recognized pursuant to ASC 740 as part of income tax expense.  An immaterial amount of interest and penalties related to unrecognized tax benefits has been accrued for the year ended December 31, 2014 and no amounts were accrued for the years ended December 31, 2013 and 2012.  The Company anticipates its unrecognized tax benefits will not substantially change in the next 12 months.

19.                    Subsequent Events

During 2015, the Company has issued stock options for 2,894,610 shares of common stock.

On April 11, 2015, the Board of Directors approved an Agreement and Plan of Merger with LinkedIn, whereby the Company’s shareholders would receive consideration of $1.5 billion, plus 50% of cash at close, adjusted for final net working capital and specified liabilities within 90 days.  The consideration is subject to an 8% escrow, to be released within 12 months, absent any claims.  The merger is expected to close in May 2015.

The Company evaluated all subsequent events through May 12, 2015, the issuance date of these financial statements.